UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/08/2008

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information in Item 2.03 is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 8, 2008, MCG Capital Corporation (the "Company") amended its Revolving Credit Facility with Bayerische Hypo-Und Vereinsbank, AG, New York Branch ("HVB"). Pursuant to this amendment, the aggregate revolving commitment amount under this credit facility was increased from $100.0 million to $130.0 million, and an additional lender was added to this facility. Chevy Chase Bank increased its commitment from $10.0 million to $15.0 million. HVB, Sovereign Bank and Royal Bank of Canada maintained their $50.0 million, $15.0 million and $25.0 million commitments, respectively. The additional $25.0 million was committed by SunTrust Bank. As of January 8, 2008, the Company had $42.5 million outstanding under this credit facility.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Amendment No. 1 to Fourth Amended and Restated Revolving Credit Agreement dated as of January 8, 2008 among MCG Capital Corporation, Bayerische Hypo−Und Vereinsbank, AG, New York Branch and Various Lenders.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: January 14, 2008	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1
Amendment No. 1 to Fourth Amended and Restated Revolving Credit Agreement dated as of January 8, 2008 among MCG Capital Corporation, Bayerische Hypo−Und Vereinsbank, AG, New York Branch and Various Lenders.